EXHIBIT 99.1

Company Contact:

Mark L. Weinstein, President & CEO

Ted I. Kaminer, CFO

Tel: (267) 757-3000

Porter, LeVay & Rose, Inc.

Linda Decker, VP - Investor Relations

Jeff Myhre, VP - Editorial

Tel: (212) 564-4700

Tom Gibson, VP – Media Relations

(201) 476-0322

FOR IMMEDIATE RELEASE

BIO-IMAGING TECHNOLOGIES ANNOUNCES FIRST QUARTER 2005

FINANCIAL RESULTS

NEWTOWN, PA, May 4, 2005 — Bio-Imaging Technologies, Inc. (“Bio-Imaging”) (NASDAQ/NMS: BITI) today announced its financial results for the quarter ended March 31, 2005.

Financial highlights for the first quarter 2005 include:

•	Service revenues decreased 6.8% year over year to $5.5 million on 176 projects for 78 clients.

•	Operating loss was $1,686,000 compared to operating income of $648,000 for first quarter 2004.

•	Net loss was $998,000, or $0.09 per fully diluted share. Net Income for the first quarter 2004 was $395,000, or $0.03 per fully diluted share.

•	Backlog was $42.5 million as of March 31, 2005, a 10.4% increase as compared with the backlog as of December 31, 2004 and relatively flat as compared to the backlog at March 31, 2004.

•	Project cancellation rate returned to historical norms and sales pipeline remained strong.

Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, said, “We were pleased that our backlog rose to $42.5 million, an increase of 10.4% as compared to our backlog of $38.5 million at the end of 2004. The increase in our backlog is the result of strong first quarter contract signings and represents significant progress in our efforts to return to profitability. In addition, our cancellation rate returned to historical norms, in contrast to the fourth quarter of 2004 when our cancellation rate was substantially higher than historical norms. However, we continue to monitor cancellations closely.”

Mr. Weinstein continued, “We reiterate our estimate that 2005 total revenues will be similar to the $29.7 million in 2004. In the first quarter we took steps to streamline our operations and reduce operating expenses, the effects of which will begin to be realized in the second quarter. Although we anticipate a loss in the second quarter, the loss will be substantially reduced because of the new project starts and cost savings from streamlining our operations. As previously reported, we will provide annual earnings guidance at the end of the second quarter.”

“As the year progresses, we believe that our financial results should improve as the results of our expense reductions are fully realized, work begins on new projects and we begin to see higher revenues from new projects associated with our cardiovascular capabilities and CapMed. The velocity of earned revenue from these new contracts will continue to be impacted by the overall slowing of patient enrollment of clinical trials.

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We believe this patient enrollment trend is not unique to us but rather representative of an industry-wide trend. This trend will be partially mitigated by an expected increase in study extensions resulting from increased regulatory focus on safety concerns. We have recently established a Scientific Advisory Board (SAB) consisting of six highly accomplished physicians and Ph.Ds with vast clinical and research experience in oncology, musculoskeletal and cardiovascular diseases and disorders of the central nervous system. The SAB significantly enhances our in-house scientific and medical consulting expertise and provides invaluable support to our current and perspective clients.”

First quarter results include CapMed revenue and operating expenses of $124,000 and $339,000, respectively. The principal component of revenue during the first quarter 2005 was a transaction with a major university hospital center producing a customized version of the Personal Health Record software (PHR). This will be distributed to existing and potential patients as part of the hospital centers’ marketing program. CapMed initiated pilot programs with several major pharmaceutical companies as part of their brand marketing programs.

Mr. Weinstein remarked, “These programs validate CapMed’s marketing focus on health care systems, pharmaceutical companies and third party payors to achieve broad distribution of the PHR product. Personal health management is gaining wide recognition as a critical component in the American healthcare system and CapMed is a leader in this market.”

Mr. Weinstein concluded, “In summary, we have taken necessary steps toward returning to profitability while continuing to maintain the current high level of service capabilities and invest for the long term strength of the Company. With continued growth in backlog and the expense reductions initiated in the first quarter, we move closer to resuming the growth and profitability levels that we experienced in previous years. We remain positive about the market opportunity as evidenced by the level of activity of the use of imaging in clinical trials and remain very positive about Bio-Imaging’s future based on our response to recent events and on the continued implementation of our diversification strategy.”

Management of Bio-Imaging Technologies, Inc. will host a conference call today at 11 a.m. EDT to discuss the company’s financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674 approximately 15 minutes before the call. There will be a simultaneous webcast on www.bioimaging.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing (877) 519-4471, from the U.S., or (973) 341-3080, for international callers, and entering PIN #5994453. The replay will also be on the website under “Investor Relations” at www.bioimaging.com for two weeks.

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab in Newtown, PA, its European Core Lab in Leiden, The Netherlands, and business offices in Massachusetts, the United Kingdom and Germany. Through its CapMed division, Bio-Imaging provides the Personal HealthKeyTM technology and the Personal Health Record (PHR) software allowing patients to better monitor and manage their health care information.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of the proposed acquisition, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company’s financial results, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended
	3/31/05	3/31/04
Service revenues	5,528	5,934
Reimbursement revenues	1,597	1,007

Total revenues	$7,125	$6,941

Costs and expenses:
Cost of revenues	6,372	4,582
General & admin. expenses	1,252	1,060
Sales & marketing expenses	1,187	651

Total cost and expenses	8,811	6,293

(Loss) income from operations	(1,686)	648

Interest (expense) income – net	(5)	16

Income before taxes	(1,691)	664
Income tax (benefit) provision	(693)	269

Net (loss) income	(998)	395

Basic (loss) earnings per share	$(0.09)	$0.04

Weighted average number of shares - basic	11,051	10,745

Diluted (loss) earnings per share	$(0.09)	$0.03

Weighted average number of shares – diluted	11,051	12,281

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$9,960	$9,650
Accounts receivable	6,206	7,958
Prepaid expenses and other current assets	901	889
Deferred income taxes	2,231	1,552

Total current assets	19,298	20,049

Property & equipment net	5,398	5,102
Intangibles & goodwill	2,821	2,905
Other assets	382	318

Total assets	$27,899	$28,374

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,163	$1,270
Accrued expenses and other current liabilities	1,731	1,859
Deferred revenue	2,626	3,076
Current maturities of capital lease obligations	825	722

Total current liabilities	7,345	6,927

Long-term capital lease obligations	947	907
Deferred income taxes	890	890
Other liability	150	132

Total liabilities	9,332	8,856

Stockholders’ equity:
Common stock -	3	3
Additional paid-in capital	22,063	22,016
Accumulated deficit	(3,499)	(2,501)

Total stockholders’ equity	18,567	19,518

Total liabilities & stockholders’ equity	$27,899	$28,374

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Three Months Ended
	03/31/05	03/31/04
Cash flows from operating activities:
Net income	(998)	395
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	525	428
Provision for deferred income taxes	(679)	216
Sales leaseback gains	13	—
Bad debt provision	(1)	(9)
Non-cash stock based compensation expense	1	3
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	1,752	(1,681)
Increase in prepaid expenses and other current assets	(24)	(76)
(Increase) decrease in other assets	(65)	11
Increase in accounts payable	893	136
(Decrease) increase in accrued expenses and other current liabilities	(86)	(452)
Decrease in deferred revenue	(452)	(20)
Increase in other liabilities	18	9

Net cash provided by (used in) operating activities	$897	$(1,040)

Cash flows from investing activities:
Purchases of property and equipment	(737)	(574)

Net cash used in investing activities	$(737)	$(574)

Cash flows from financing activities:
Payments under equipment lease obligations	(185)	(156)
Payments under promissory note	—	(41)
Proceeds from exercise of stock options	6	63
Proceeds from sales leaseback	329	—

Net cash provided by (used in) financing activities	$150	$(134)

Net increase (decrease) in cash and cash equivalents	310	(1,748)
Cash and cash equivalents at beginning of period	9,650	13,290

Cash and cash equivalents at end of period	$9,960	$11,542

Supplemental schedule of noncash investing and financing activities:
Equipment purchased under capital lease obligations	$329	$—

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